Exhibit 99.1
Contact: Neil Lefort
Senior Vice President
(630) 527-4344
MOLEX REPORTS RESULTS FOR 2008 FIRST FISCAL QUARTER
Lisle, IL, USA — October 18, 2007 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its 2008 first fiscal quarter.
2008 First Fiscal Quarter Results
Revenue for the quarter ended September 30, 2007 was $792.6 million, a decrease of 4.5% over the same period last fiscal year. Revenue in local currencies declined 6.4% as currency translation increased revenue by $15.9 million, compared with last year’s September quarter. Revenue increased $0.8 million over the June 2007 quarter.
Net income for the September quarter was $53.3 million, or $0.29 per share. Included in the current quarter results was a pretax charge of $2.6 million or approximately $0.01 per share, relating to the previously announced restructuring program. Currency translation increased net income by $1.5 million when compared to the prior year quarter.
Martin P. Slark, CEO and Vice-Chairman commented on the quarter, “While revenue was down from last year, we were encouraged by the sequential booking and revenue improvement. When compared to the June quarter, revenue in the mobile phone market increased 9.7%, while revenue in the consumer and data markets increased by 7.7% and 5.7%, respectively. Total orders increased 4.6% sequentially, with the first positive book to bill ratio since the previous September quarter.”
Gross profit margin for the September quarter was 29.8%, compared with 30.0% in the June quarter, and 32.5% in the prior year September quarter. The reduction from last year was primarily due to the lower revenue resulting in a higher fixed manufacturing ratio, as well as higher price erosion and increased material costs for purchases of copper, plastics, and gold.
SG&A expense for the September quarter was 20.3% of revenue, compared with 20.4% in the June quarter, and 20.0% in the prior year quarter. The effective tax rate for the September quarter was 30.0%.

Orders and Backlog
Orders for the September quarter were $811.5 million, compared with $864.6 million in the prior year September quarter, and $775.8 million in the June quarter. The Company’s order backlog on September 30, 2007 was $353.3 million, compared with $425.5 million in the prior year September quarter, and $332.5 million in the June quarter.
Research and Development and Capital Spending
Research and development expenditures for the September quarter were $39.9 million, compared with $40.7 million in the prior year September quarter. Capital expenditures for the September quarter were $49.1 million, compared with $75.6 million in the prior year September quarter and $77.4 million in the June quarter. Depreciation expense was $58.6 million, compared with $56.4 million in the prior year September quarter and $59.9 million in the June quarter.
As mentioned in our press release on April 19, 2007, one major goal of the new product-focused organization structure is to improve return on capital by streamlining operations and leveraging existing global resources. As part of this initiative, the product divisions have identified reductions in capital expenditures. The Company now estimates that capital expenditures for the fiscal year ending June 30, 2008 will be in a range of $260 to $275 million compared with a previous estimate of $280 to $310 million.
Cash and Working Capital
During the September quarter total cash decreased by $13.6 million to $447.3 million. This includes $60.5 million used to repurchase stock. Accounts receivable and inventory days remained at approximately the same levels as in the June quarter.
Restructuring Update
On June 18, 2007, the Company announced a restructuring plan through the end of fiscal year 2009, which includes total estimated pretax charges of $100 to $125 million, and when fully completed estimated annualized pretax savings of $75 to $100 million. The plan includes headcount reductions, realignment of manufacturing capacity and certain plant closures, which should result in lower operating costs and improved return on invested capital. As previously reported, $36.9 million in restructuring charges were recorded in the June quarter and the Company estimates that fiscal 2008 restructuring charges will approximate $35.0 million, with the remainder to be recognized in fiscal 2009.
The restructuring actions to date include a reduction of 540 employees primarily in North America and Europe. To better align capacity, a manufacturing plant in Ireland and an engineering center in Germany are being closed. In addition, distribution centers in China and Japan were consolidated, while four manufacturing plants in China were combined into two larger facilities. Also, in connection with the integration of Woodhead, the closure of a facility in Wales was announced.

Stock Buyback
During the quarter, the Company repurchased 1,940,000 shares of Class A Common Stock (MOLXA) and 500,000 shares of Common Stock (MOLX) at a total cost of $60.5 million. The Board of Directors previously authorized the repurchase of up to $200.0 million of common stock through June 30, 2008, and approximately $139.5 million remains under this authorization.
Second Quarter Outlook
The Company expects that revenue for the second fiscal quarter ending December 31, 2007, will be in a range of $800 to $840 million, and earnings per share will be in a range of $0.29 to $0.33. These estimates include a restructuring charge of approximately $0.02 per share.
Forward-Looking Statements
Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Forward-looking statements are based on currently available information and include, among others, the discussion under “Research and Development and Capital Spending”, “Restructuring Update” and “Second Quarter Outlook”. These risks and uncertainties include those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups, the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities, as well as difficulty implementing the transition to a product-focused organization structure.
Other risks and uncertainties are set forth in Item 1A “Risk Factors” of its Form 10-K for the year ended June 30, 2007, which is incorporated by reference and in reports that Molex files or furnishes with the Securities and Exchange Commission. This release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

Earnings Conference Call Information
A conference call will be held on Thursday, October 18, 2007 at 4:00 pm central. Please dial (888) 396-2356 to participate in the conference call. International callers please dial (617) 847-8709. Please dial in at least five minutes prior to the start of the call and refer to participant passcode 14169818. Internet users will be able to access the web-cast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 6:00 pm central at (888) 286-8010 or (617) 801-6888 / passcode 97044005.
Note: The Company’s SEC filings, as well as news releases and other supplementary financial data are available on the Company’s website at www.molex.com.
Molex Incorporated is a 68-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products, with 59 plants in 19 countries throughout the world.
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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	Sept. 30,	June 30,
	2007	2007
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$395,381	$378,361
Marketable securities	51,913	82,549
Accounts receivable, less allowances of $36,322 and $31,064, respectively	692,523	685,666
Inventories	396,093	392,680
Other current assets	57,479	51,571

Total current assets	1,593,389	1,590,827
Property, plant and equipment, net	1,135,333	1,121,369
Goodwill	365,286	334,791
Other assets	292,036	269,121

Total assets	$3,386,044	$3,316,108

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$277,197	$279,847
Accrued expenses	202,759	187,890
Other current liabilities	87,150	63,214

Total current liabilities	567,106	530,951
Other non-current liabilities	24,993	25,612
Accrued pension and postretirement benefits	111,861	108,693
Long-term debt	135,581	127,821

Total liabilities	839,541	793,077

Commitments and contingencies	—	—

Total stockholders’ equity	2,546,503	2,523,031

Total liabilities and stockholders’ equity	$3,386,044	$3,316,108

Molex Incorporated
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share data)

	Three Months Ended
	September 30,
	2007	2006

Net revenue	$792,610	$829,545
Cost of sales	556,460	560,136

Gross profit	236,150	269,409

Selling, general and administrative	160,635	166,301
Restructuring costs and asset impairments	2,629	—

Total operating expenses	163,264	166,301

Income from operations	72,886	103,108

Equity income	698	1,817
Interest income, net	2,564	2,080

Total other income, net	3,262	3,897

Income before income taxes	76,148	107,005

Income taxes	22,844	30,504

Net income	$53,304	$76,501

Earnings per share:
Basic	$0.29	$0.42
Diluted	$0.29	$0.41

Dividends declared per share	$0.1125	$0.0750

Average common shares outstanding:
Basic	183,290	183,763
Diluted	184,276	185,992

Molex Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	September 30,
	2007	2006
Operating activities:
Net income	$53,304	$76,501
Add non-cash items included in net income:
Depreciation and amortization	60,973	58,122
Share-based compensation	7,591	7,639
Other non-cash items	1,494	3,351
Changes in assets and liabilities:
Accounts receivable	12,671	(28,279)
Inventories	7,702	(32,722)
Accounts payable	(11,698)	(9,382)
Other current assets and liabilities	16,510	(37,232)
Other assets and liabilities	(3,446)	(1,230)

Cash provided from operating activities	145,101	36,768

Investing activities:
Capital expenditures	(49,144)	(75,566)
Proceeds from sales of property, plant and equipment	2,097	1,559
Proceeds from sales or maturities of marketable securities	650,140	3,060,202
Purchases of marketable securities	(619,473)	(2,925,068)
Acquisitions, net of cash acquired	(42,100)	(236,626)
Other investing activities	(1,135)	2,476

Cash used for investing activities	(59,615)	(173,023)

Financing activities:
Proceeds from revolving credit facility	—	44,000
Proceeds from issuance of long-term debt	—	131,045
Payments of long-term debt	(1,231)	(26,146)
Cash dividends paid	(13,804)	(13,774)
Exercise of stock options	(230)	7,362
Purchase of treasury stock	(60,546)	(5,017)
Other financing activities	(470)	517

Cash (used for) provided by financing activities	(76,281)	137,987

Effect of exchange rate changes on cash	7,815	(226)

Net increase in cash and cash equivalents	17,020	1,506
Cash and cash equivalents, beginning of period	378,361	332,815

Cash and cash equivalents, end of period	$395,381	$334,321